Exhibit 99.1

[ANC Rental Corporation Logo]

February 11, 2003

I would like to thank you for your continued support of ANC Rental Corporation. I am pleased to report that ANC has made substantial progress with respect to each of our major restructuring efforts. We have consolidated over 112 airport and non-airport locations so that we are able to offer both the Alamo and National brand to you, our valued customers, from the same locations while maintaining the important differentiation between these two exceptional brands. We anticipate completing Project Fast Forward in the first half of this year and the run-rate savings to ANC will be substantial. Because of baseless lawsuits filed by competitors (all of which have been unsuccessful), this program is six to eight months behind what we originally scheduled. However, with the cooperation of the overwhelming number of airports, this reorganization effort is substantially complete and the U.S. Court of Appeals for the Third Circuit has recently put an end to our competitor’s frivolous attacks.

In December 2002 we began entering into new license agreements with our existing National licensees. These agreements substantially increase the revenue to ANC and offer our valued licensees the Alamo brand so that their operations will mirror those of ANC. To date we have entered into new agreements with licensees representing well over 60% of our licensee revenue and expect this reorganization effort also to be completed in the first part of this year.

As a result of these initiatives, together with other continued improvement, I am proud to say that our 2003 business plan has us returning to operating profitability.

In spite of this progress, we are disappointed and angered to hear from many of our customers that certain competitors continue to approach them with false messages concerning our imminent demise and excerpts from the financial reports that we are required to file as part of the bankruptcy process. Are these reports a fair representation of ANC and its financial prospects? Not exactly! First of all, these are debtor-only reports. They do not reflect ANC’s wholly owned non-debtor subsidiaries, which generated approximately $129 million income in 2002 and they exclude the over $590 million in net consolidated assets of these subsidiaries. Moreover, the 2002 numbers they point to include (i) write-offs of non-cash items—$260 million; (ii) nonrecurring losses from discontinued operations — $92 million; (iii) one time restructuring charges — $65 million; and (iv) expenses related to excess accruals that will not result in a cash expense — $50 million. In fact, our 2002 loss from continuing operations before one-time charges is less than half of our 2001 loss.

Nor are we running out of money, as some would have you believe. Throughout our reorganization, our secured creditors have consensually permitted us to use their cash in a series of cash collateral orders – each of which we have managed well ahead of our cash flow projections. Unlike most companies who seek reorganization, we’ve been able to operate for the last 15 months without debtor-in-possession financing, although we expect to have such seasonal financing in place next month in order to enable us to grow our fleet for the summer peak.

The simple facts are that – thanks to the hard work and dedication of our associates — ANC made tremendous strides in 2002 and would have made even more but for the baseless challenges certain of our competitors made to our reorganization efforts. Those challenges have been put to rest by the courts and we believe our prospects for 2003 and beyond are bright.

From the beginning we expected that our restructuring plan would take 18 to 24 months. We are on target to meet that expectation. With the assistance of Lazard Brothers, our investment bankers, we are currently engaged in productive discussions with numerous equity sponsors. We are hopeful that these discussions will result in the capital structure we need to emerge from bankruptcy this summer as one of the strongest competitors in the industry.

Our 2003 business plan and company objectives commit us to a customer centric approach in all we do. We have reestablished an enterprise-wide quality process to champion a productive work environment and culture where customers are first, last and always.

If you have any questions, or at any time need accurate information regarding our financial condition, please do not hesitate to e-mail me directly at wnp@ancrental.com. I hope you are as excited as I am about the positive direction and future of ANC. It would not be possible without your continued support of our business, and for that you have my deep gratitude.

Sincerely,

/s/ William N. Plamondon, III William N. Plamondon, III President and Chief Executive Officer